EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended December 31, 2011, the Al Frank Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Al Frank Fund	$42,935	$(42,935)	$ -
Al Frank Dividend Value Fund	(74)	74	-

For the year ended December 31, 2011, the Capital Advisors Growth Fund made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Capital Advisors Growth Fund	$88	$(15)	$(73)

The reclassifications have no effect on net assets or net asset value per share.